EXHIBIT 23.1



                        CONSENT TO INDEPENDENT AUDITORS


The Board of Directors
Delta Petroleum Corporation


We consent to the incorporation by reference in the registration statements (Nos. 333-73324 and 33-87106) on Form S-8, in the registration statements (Nos. 333-84642, 333-91930, 333-33380 and 33-91452) on Form S-3 of Delta
Petroleum Corporation of our report dated September 12, 2002, relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiary as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and comprehensive income (loss), and cash flows for the years then ended, which report appears in the June 30, 2002 Annual Report on Form 10-K of Delta Petroleum Corporation.



                                       /s/ KPMG LLP
                                       KPMG LLP

Denver, Colorado
September 20, 2002